Preliminary Terms This summary of terms is not complete and should be read with the pricing supplement below Issuer: Citigroup Global Markets Holdings Inc. Guarantor: Citigroup Inc. Underlying indices: iShares ® MSCI Emerging Markets ETF (ticker: “ EEM ”) and EURO STOXX 50 ® Index (ticker: “ SX5E ”) Pricing date: May 26, 2022 Valuation date: May 26 , 2026 Maturity date: May 29, 2026 CUSIP / ISIN: 17330FE49 / US17330FE490 Initial underlying value: For each underlying, its closing value on the pricing date Final underlying value : For each underlying, its closing value on the valuation date Underlying return: For each underlying, (final underlying value - initial underlying value) / initial underlying value Worst performer: The underlying with the lowest underlying return Payment at Maturity: For each note you hold at maturity, the $1,000 stated principal amount plus the note return amount, which will be either zero or positive Note return amount: • If the final underlying value of the worst performer is greater than its initial underlying value: $1,000 × underlying return of the worst performer × upside participation rate • If the final underlying value of the worst performer is less than or equal to its initial underlying value : $0 All payments on the securities are subject to the credit risk of Citigroup Global Markets Holdings Inc. and Citigroup Inc. Upside participation rate: 100% to 125% (to be determined on the pricing date) Stated principal amount: $1,000 per security Pricing Supplement: Preliminary Pricing Supplement dated April 26 , 2022 Citigroup Global Markets Holdings Inc. Guaranteed by Citigroup Inc. Market - Linked Notes Linked to Worst of EEM and SX5E Hypothetical Payment at Maturity Hypothetical Worst Underlying Return Hypothetical Note Return Hypothetical Payment at Maturity B 100.00% 100.00% $2,000.00 75.00% 75.00% $1,750.00 50.00% 50.00% $1,500.00 10.00% 10.00% $1,100.00 5.00% 5.00% $1,050.00 A 0.00% 0.00% $1,000.00 - 10.00% 0.00% $1,000.00 - 20.00% 0.00% $1,000.00 - 30.00% 0.00% $1,000.00 - 40.00% 0.00% $1,000.00 - 50.00% 0.00% $1,000.00 - 100.00% 0.00% $1,000.00

Selected Risk Considerations • You may not receive any return on your investment in the notes. You will receive a positive return on your investment in the notes only if the worst performer appreciates from its initial underlying value to its final underlying value. If the final underlying value of the worst performer is less than its initial underlying value, you will receive only the stated principal amount for each note you hold at maturity. • The notes do not pay interest. • The return on the notes depends solely on the performance of the worst performer. As a result, the notes are subject to the risks of each of the underlying indices and will be negatively affected if any one performs poorly. • You will be subject to risks relating to the relationship among the underlying indices. The less correlated the underlying indices, the more likely it is that any one of the underlying indices will perform poorly over the term of the notes. All that is necessary for the notes to perform poorly is for one of the underlying indices to perform poorly. • You will not receive dividends or have any other rights with respect to the underlyings. • Your payment at maturity depends on the closing value of the worst performer on a single day. • The notes are subject to the credit risk of Citigroup Global Markets Holdings Inc. and Citigroup Inc. If Citigroup Global Markets Holdings Inc. defaults on its obligations under the notes and Citigroup Inc. defaults on its guarantee obligations, you may not receive anything owed to you under the notes. • Sale of the notes prior to maturity may result in a loss of principal. • The notes will not be listed on any securities exchange and you may not be able to sell them prior to maturity. • The estimated val ue of the notes on the pricing date will be less than the issue price. For more information about the estimated value of the notes, see the accompanying preliminary pricing supplement. • The value of the notes prior to maturity will fluctuate based on many unpredictable factors. • The EURO STOXX 50 ® Index and iShares ® MSCI Emerging Markets ETF are subject to risks associated with non - U.S. markets, and the iShares ® MSCI Emerging Markets ETF , in particular, is subject to risks associated with emerging markets. • The performance of the EURO STOXX 50 ® Index will not be adjusted for changes in the exchange rate between the euro and the U.S. dollar. • Fluctuations in exchange rates will affect the closing value of the iShares ® MSCI Emerging Markets ETF . • The issuer and its affiliates may have conflicts of interest with you. The above summary of selected risks does not describe all of the risks associated with an investment in the securities. You should read the accompanying preliminary pricing supplement and product supplement for a more complete description of risks relating to the securities. Additional Information Citigroup Global Markets Holdings Inc. and Citigroup Inc. have filed registration statements (including the accompanying preliminary pricing supplement, product supplement, underlying supplement, prospectus supplement and prospectus) with the Securities and Exchange Commission (“SEC”) for the offering to which this communication relates. Before you invest, you should read the accompanying preliminary pricing supplement, product supplement, underlying supplement, prospectus supplement and prospectus in those registration statements (File Nos. 333 - 255302 and 333 - 255302 - 03) and the other documents Citigroup Global Markets Holdings Inc. and Citigroup Inc. have filed with the SEC for more complete information about Citigroup Global Markets Holdings Inc., Citigroup Inc. and this offering. You may obtain these documents without cost by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, you can request these documents by calling toll - free 1 - 800 - 831 - 9146. Filed pursuant to Rule 433 This offering summary does not contain all of the material information an investor should consider before investing in the securities. This offering summary is not for distribution in isolation and must be read together with the accompanying preliminary pricing supplement and the other documents referred to therein, which can be accessed via the link on the first page. Citigroup Global Markets Holdings Inc. Guaranteed by Citigroup Inc.